Exhibit 3.2

OPERATING AGREEMENT OF JCM PARTNERS, LLC

(a Delaware limited liability company)

(Second Amended and Restated as of March 21, 2007)

TABLE OF CONTENTS

ARTICLE 1: THE COMPANY				2
1.1	Formation			2
1.2	Issuance to Initial Members			2
	1.2.1	Issuance of Membership Interests		2
	1.2.2	Approval of Contribution Agreements		2
1.3	Organizational Documents			2
	1.3.1	Certificate		2
	1.3.2	Bylaws		3
1.4	Effectiveness of this Agreement			3
	1.4.1	Member		3
	1.4.2	Assignee		3
	1.4.3	Pursuant to Section 18-101(7)(a) of the Act		3
1.5	Company Name			4
1.6	Authorized Persons			4
1.7	Principal Place of Business			4
1.8	Registered Office and Registered Agent			4
1.9	Purposes			4
1.10	Powers			4
ARTICLE 2: CAPITALIZATION AND VOTING				5
2.1	Capitalization			5
	2.1.1	Membership Interests		5
		2.1.1.1	Unit	5
		2.1.1.2	Preferred Unit	5
		2.2.2.3	Unit Holder	5
	2.1.2	Classes of Units and Preferred Units		5
	2.1.3	Authority to Issue Units and Preferred Units		5
	2.1.4	Protective Provisions for the Preferred Units and Units		6
		2.1.4.1	Protective Provisions for Preferred Units	6
		2.1.4.2	Protective Provisions for Units	6
	2.1.5	Creation of Class 1 Certificate of Designations		8
	2.1.6	Creation of Other Certificates of Designations		8
	2.1.7	Splits and Reverse Splits		8
	2.1.8	Status of Repurchased or Redeemed Units or Preferred Units		8
2.2	Member Voting			8
	2.2.1	Member Voting Rights		8
		2.2.1.1	Election of Managers	9
		2.2.1.2	Variable Board Size	9
		2.2.1.3	Amendments	9
		2.2.1.4	Special Meeting	9
		2.2.1.5	Annual Meeting	9
		2.2.1.6	Mergers, Consolidation and Dissolution	9
		2.2.1.7	Other Matters Approved by the Board of Managers	9
		2.2.1.8	Class Voting	9
	2.2.2	Class Voting for the Units and Preferred Units		9
		2.2.2.1	Mergers or Consolidation; Dissolution	10
		2.2.2.2	Certificate of Designations	10
		2.2.2.3	Preferred Units	10
		2.2.2.4	Units	10
		2.2.2.5	Required by Law	10
	2.2.3	Separate Vote by Class or Series		10
2.3	Voting Rules			10
	2.3.1	Voting in General		10

	2.3.2	Annual and Special Meetings		11
	2.3.3	Determining a Quorum		11
	2.3.4	Required Vote		11
	2.3.5	Voting by Subsidiaries		11
	2.3.6	Cumulative Voting for Managers and Removal of Managers		12
	2.3.7	Assignee Voting		12
ARTICLE 3: MANAGERS AND OFFICERS				13
3.1	Board of Managers			13
3.2	Number and Term of Office of Managers			13
	3.2.1	Size of Board		13
	3.2.2	Election of Managers		13
	3.2.3	Term of Office and Vacancies		13
	3.2.4	Groups of Managers		13
3.3	Authority of Board of Managers			14
3.4	General Powers of Managers			14
3.5	Reimbursement of Expenses			15
3.6	Interested Transactions			15
3.7	Officers			15
3.8	Amendment and Interpretation of Bylaws, Certificates of Designations and Agreement			15
ARTICLE 4: DISTRIBUTIONS				17
4.1	Additional Distributions			17
4.2	Allocation of Additional Distributions			17
4.3	Distributions Relating to Liquidation Events			17
4.4	Priority			18
4.5	Withholding			18
ARTICLE 5: DISSOLUTION, LIQUIDATION AND TERMINATION				19
5.1	Dissolution			19
	5.1.1	Events of Dissolution		19
	5.1.2	Effective Date		19
5.2	Application of Assets			19
5.3	Gain or Losses in Process of Liquidation			19
5.4	Procedural and Other Matters			20
	5.4.1	Winding Up Company Affairs		20
	5.4.2	Cancellation of Certificate		20
ARTICLE 6: TRANSFERS OF INTERESTS				21
6.1	Transfer Application			21
6.2	Transfer Instructions			21
6.3	Transfers Restrictions			21
ARTICLE 7: TAX MATTERS AND ALLOCATIONS				22
7.1	Certain Definitions			22
	7.1.1	Treasury Regulations		22
	7.1.2	Capital Contribution		22
	7.1.3	Book Value		22
	7.1.4	Depreciation		22
	7.1.5	Book Gain or Book Loss		23
	7.1.6	Percentage Interest		23
	7.1.7	Profit and Loss		23
7.2	Maintenance of Capital Accounts			23
7.3	Transfer of Capital Accounts			23
7.4	Allocations			24
	7.4.1	Allocation Procedures		24
	7.4.2	Allocations of Profits and Losses		24
		7.4.2.1	Losses	24

		7.4.2.2	Profits	24
		7.4.2.3	Items of Income or Loss	24
		7.4.2.4	Special and Regulatory Allocations	25
	7.4.3	Rights of Units or Preferred Units		26
7.5	Tax Matters Partner			26
	7.5.1	General Authority		26
	7.5.2	Term of Office		26
	7.5.3	Indemnity		26
	7.5.4	Tax Matter Partner Additional Responsibilities		27
ARTICLE 8: LIMITATIONS ON LIABILITY AND INDEMNIFICATION				28
8.1	Limited Liability and Contributions of Members			28
	8.1.1	Limited Liability		28
	8.1.2	Capital Contribution		28
8.2	Limitations of Liability and Indemnity of Managers and Officers; Insurance			28
	8.2.1	Limited Liability of Managers and Officers		28
	8.2.2	Indemnification		28
	8.2.3	Insurance Coverage		29
8.3	No Adverse Modification of Indemnity			29
ARTICLE 9: MISCELLANEOUS PROVISIONS				30
9.1	Notices			30
9.2	Binding Provisions			30
9.3	Appointment of Attorney-In-Fact			30
	9.3.1	Appointment		30
	9.3.2	Irrevocable Power of Attorney		31
	9.3.3	Presumption of Authority		31
9.4	Waiver			31
9.5	Applicable Law			31
9.6	Severability of Provisions			31
9.7	Headings			32
9.8	Further Assurances			32
9.9	Counterparts			32
9.10	Entire Agreement			32
9.11	Arbitration			32
9.12	Certain Definitions			32
	9.12.1	Affiliate		32
	9.12.2	Cash		33
	9.12.3	Consent		33
	9.12.4	Entity		33
	9.12.5	Person		33
9.13	Amendment			33
EXHIBIT A: CERTIFICATE OF FORMATION
EXHIBIT B: THIRD RESTATED BYLAWS OF THE COMPANY As of June 25, 2003
EXHIBIT C: FORM OF TRANSFER APPLICATION
EXHIBIT D-1: AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS FOR THE CLASS 1 UNITS
EXHIBIT D-2: AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS FOR THE CLASS 2 UNITS
EXHIBIT D-3: CERTIFICATE OF DESIGNATIONS FOR THE CLASS 3 UNITS
EXHIBIT D-4: CERTIFICATE OF DESIGNATIONS FOR THE SERIES B PREFERRED UNITS
INDEX

OPERATING AGREEMENT OF JCM PARTNERS, LLC

(a Delaware limited liability company)

(Second Amended and Restated as of March 21, 2007)

This Second Amended and Restated Limited Liability Company Agreement of JCM Partners, LLC, a Delaware limited liability company (the “Company”), dated as of March 21, 2007, as amended from time to time as herein provided (“Agreement,” “Operating Agreement” or “Second Amended and Restated Agreement”) is entered into by and among the Members (see 1.4.1) and those Persons (see 9.12.5) thereafter who become Members, and all Persons who become a party to this Agreement in accordance with Section 1.4.3. This Agreement amends and restates the Amended and Restated Limited Liability Company Agreement, dated as of June 25, 2003 (the “Amended and Restated Agreement”). This Second Amended and Restated Agreement was revised on March 21, 2007 solely to add a new Exhibit C (Form of Transfer Application), which was revised as of March 21, 2007. This Second Amended and Restated Agreement was originally revised as of June 21, 2005. This Agreement as originally entered into on June 30, 2000 (the “Effective Date”) is referred to herein as the “Original Agreement.”

In consideration of the mutual covenants and obligations set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement, intending to be bound legally, hereby agree as follows:

[Intentionally Left Blank]

I.     ARTICLE 1: THE COMPANY

1.1	Formation

Pursuant to the Order filed on June 2, 2000, with the United States Bankruptcy Court for the Eastern District of California (the “Court”) which confirmed the IRM Corporation’s Amended Joint Plan of Reorganization dated May 9, 2000 (the “Order”), those Persons who received Membership Interests (see 2.1.1) in the Company on the Effective Date (the “Initial Members”) formed the Company as a limited liability company under the provisions of the Delaware Limited Liability Company Act (the “Act”), under the terms and conditions set forth in the Original Agreement.

1.2	Issuance to Initial Members

1.2.1	Issuance of Membership Interests

On the Effective Date, the Company issued Membership Interests to the Initial Members in exchange for the receipt of the properties identified in those agreements, including, without limitation, the merger agreements and transfer documents referenced in the Order, pursuant to which the Company was capitalized (“Contribution Agreements”). The initial Capital Account (see 7.2) for each Initial Member was deemed to be equal to the agreed upon value of the Membership Interests issued to each Member on the Effective Date. The number of Units or Preferred Units of each class issued to the Initial Members was pursuant to the Order and the Contribution Agreements. Each of the Initial Members was automatically and without any further act admitted as a Member of the Company on the Effective Date.

1.2.2	Approval of Contribution Agreements

Pursuant to Section 18-209(b) of the Act, the terms and conditions contained in the Contribution Agreements were deemed approved and the Company was authorized and empowered to execute, perform and consummate the transactions contemplated therein without any further approval or Consent (see 9.12.3) from the Members or the Board of Managers (see 3.1). The principal terms of the Original Agreement and the Contribution Agreements were approved by the Court in connection with the Order.

1.3	Organizational Documents

The rights and liabilities of the Members shall be as provided under the Act, this Agreement, the Certificate (see 1.3.1), the Bylaws (see 1.3.2), Certificates of Designation (see 2.1.5 and 2.1.6) and the Transfer Application (see 6.1), each of which is deemed part of this Agreement.

1.3.1	Certificate

“Certificate” means the “Certificate of Formation” of the Company (see Exhibit A), as originally filed with the office of the Delaware Secretary of State, as amended from time to time.

1.3.2	Bylaws

“Bylaws” means the Third Restated Bylaws (amended as of June 25, 2003) of the Company (see Exhibit B), as amended from time to time by the Board of Managers, governing various aspects of the operation of the Company and the rights and obligations of its Members, Board of Managers, officers and agents. All provisions of the Bylaws not inconsistent with law or this Agreement shall be valid and binding.

1.4	Effectiveness of this Agreement

This Agreement shall govern the operations of the Company and the rights and restrictions applicable to the Members and Assignees (see 1.4.2), to the extent permitted by law.

1.4.1	Member

“Member” means, unless the context otherwise requires:

1.4.1.1	each Initial Member;

1.4.1.2	each Person admitted as a Member of the Company pursuant to Article 6 in place of and with all the rights of a Member and who is shown as a Member on the books and records of the Company in accordance with the terms of this Agreement (“Substituted Member”);

1.4.1.3	each Person admitted to the Company as a Member pursuant to Section 2.1.3 and who is shown as such on the books and records of the Company as a Unit Holder pursuant to the terms of this Agreement (“Additional Member”); and

1.4.1.4	for purposes of Article 7 (Tax Matters and Allocations), Article 4 (Distributions) and the Lender Ownership Limits in the Bylaws, and the inclusion or exclusion of such other sections of this Agreement as the Board of Managers may from time to time determine, each Assignee.

1.4.2	Assignee

“Assignee” means a Person to whom one or more Membership Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application to the Company as required by this Agreement, but who has not been admitted as a Substituted Member. However, an existing Member who converts Units or Preferred Units shall remain a Member and shall not become an Assignee.

1.4.3	Pursuant to Section 18-101(7)(a) of the Act

1.4.3.1	all Initial Members and Additional Members shall be bound by the provisions of this Agreement;

1.4.3.2	each Person to whom Units or Preferred Units are Transferred by a Member, or successor in interest (“Transferee”) shall be bound by the provisions of this Agreement and shall be admitted as an Assignee upon full compliance with the transfer provisions of Article 6; and

1.4.3.3	each such Assignee who is admitted as a Substituted Member shall have all the rights, duties and obligations of a Member.

     1.5              Company Name

The name of the Company is “JCM Partners, LLC.” The business of the Company shall be conducted under such name or such other names as the Board of Managers may later determine.

     1.6              Authorized Persons

The Chief Executive Officer, and any other Person designated by the Board of Managers, shall be an “Authorized Person” within the meaning of the Act and is hereby authorized to execute, file and record all such certificates and documents, including amendments to the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation, and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business.

     1.7              Principal Place of Business

The principal place of business of the Company shall be located at 2151 Salvio Street, Suite 325, Concord, CA 94520, or at such other location determined by the Board of Managers. The principal business office, as well as the registered office and the registered agent, of the Company may be changed by the Board of Managers at any time in accordance with the then applicable provisions of the Act and any other applicable laws, as well as the terms and conditions of this Agreement.

     1.8              Registered Office and Registered Agent

The street address of the initial Registered Office of the Company and the Company’s Registered Agent shall be as set forth in the Certificate.

     1.9              Purposes

The purposes of the Company are:

1.9.1	to own, exchange, manage, sell and dispose of properties and to distribute the excess proceeds from such dispositions to the Members or to reinvest such excess proceeds funds in any type of investment;

1.9.2	to engage in any other activities relating to, and compatible with, the purposes set forth above; and

1.9.3	to take such other actions, or do such other things, as are necessary or appropriate as determined by the Board of Managers to carry out the provisions of this Agreement.

     1.10            Powers

Subject to all of the provisions of this Agreement, the Company is authorized to do such things and engage in such activities as may be necessary, convenient or advisable with respect to the conduct of the business of the Company, and shall have all of the other powers and rights conferred upon limited liability companies formed pursuant to the Act. The Company’s powers shall be interpreted broadly.

II.     ARTICLE 2: CAPITALIZATION AND VOTING

2.1	Capitalization

Notwithstanding any other provisions of this Agreement, the Board of Managers may amend this Agreement to the extent required to allow the Board of Managers to exercise the powers granted to it by this section.

2.1.1	Membership Interests

The ownership interest of a Member or Assignee in the Company is referred to as a “Membership Interest” and may consist of any combination of Units (see 2.1.1.1) or Preferred Units (see 2.1.1.2), and includes all rights and obligations specified in this Agreement and any Certificates of Designations.

2.1.1.1	Unit

“Unit” means a fractional part of all Membership Interests and having the rights and obligations specified with respect to the Units in this Agreement and in the Certificate of Designations creating such class of Units. A Unit shall not mean a Preferred Unit.

2.1.1.2	Preferred Unit

“Preferred Unit” means a fractional part of all Membership Interests and having the rights and obligations specified with respect to Preferred Units in this Agreement (or, in the Original Agreement, with respect to the Preferred Units described in Section 1.2.1) and in the Certificate of Designations creating such series of Preferred Units. A Preferred Unit shall not mean a Unit.

2.2.2.3	Unit Holder

“Unit Holder” means a Person who holds Units or Preferred Units and shall have the same meaning as the words Member, Substituted Member and Assignee when applicable.

2.1.2	Classes of Units and Preferred Units

The Company shall have the authority to issue a total of three hundred million (300,000,000) Units and Preferred Units, as follows:

2.1.2.1	Up to twenty-five million (25,000,000) may be designated by the Board of Managers as Preferred Units, and

2.1.2.2	All remaining amounts not then designated as Preferred Units shall be authorized for issuance as Units.

2.1.3	Authority to Issue Units and Preferred Units

2.1.3.1	Subject to the conditions in this section, the Board of Managers may issue authorized, but unissued Units or non-designated Preferred Units in one or more classes or series as the Board of Managers may determine from time to time for such consideration and under such circumstances as the Board of Managers may approve. In addition, the Board of Managers is authorized to fix the number of any class (or series within a class) of Units or of any series of Preferred Units and to determine the designation of such classes or series, except that:

(a)	the issuance of Units to officers, directors, employees, or agents of the Company for compensatory or incentive-based performance shall be limited as set forth in Section 2.1.3.2, and

(b)	the Class 1 Units shall be designated as set forth in Section 2.1.5.

2.1.3.2	The Board of Managers may in its sole discretion and without the Consent of Members cause the Company to issue additional Units to officers, directors, employees, or agents of the Company for compensatory or incentive-based performance, including, without limitation, the issuance of Units pursuant to options, rights, warrants or appreciation rights. However, the aggregate number of Units issued for such purposes shall not exceed one percent (1%) of the number of Units issued to the Initial Members on the Effective Date, as such number may be appropriately adjusted to account for splits or reverse splits of Units.

2.1.4	Protective Provisions for the Preferred Units and Units

Subject to the Protective Provisions for the Preferred Units (see 2.1.4.1) and the Protective Provisions for the Units (see 2.1.4.2), the Board of Managers has the power, in its sole discretion, to establish the rights, privileges, preferences and restrictions of any series of Preferred Units or class of Units as subordinate to, equal with or senior to (including, without limitation, provisions with respect to voting rights; convertibility; allocations of Profits and Losses (see 7.1.7); distributions of all kinds, including upon dissolution, liquidation, or winding-up of the Company; and redemption) any present or future series of Preferred Units or class of Units.

2.1.4.1	Protective Provisions for Preferred Units

“Protective Provisions for Preferred Units” means, with respect to any series of Preferred Units that may come into existence, those explicit terms set forth in the applicable Certificate of Designations (see 2.1.6) as having a priority or other special treatment in relation to the Units or any other series of Preferred Units in existence or created in the future.

2.1.4.2	Protective Provisions for Units

“Protective Provisions for Units” means with respect to any class of Units the following:

(a)	Subject to the authority of the Tax Matters Partner (see 7.5) to make allocations necessary to comply with the Treasury Regulations (see 7.1.1), no class of Units may be created with a right to receive any special allocations within the meaning of Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”) to the material detriment of any class of Units that may be in existence;

(b)	No class of Units or series of Preferred Units may be created with a right to receive Mandatory Distributions prior to any other class of Units that may be in existence. “Mandatory Distributions” means distributions required to be paid to one or more classes of Units or any series of Preferred Units before the payment of any Additional Distribution (see 4.1) as more fully described in the applicable Certificate of Designations for the class of Units or series of Preferred Units. Notwithstanding the prior sentence, classes of Units or series of Preferred Units may be created with a right to receive Mandatory Distributions in an amount less than, equal to or greater than another class of Units, provided that if there is a shortfall in the Company’s ability to pay such distributions when due to all classes of Units:

(1)	all classes of Units entitled to receive Mandatory Distributions shall share in such shortfall on a pro rata basis, unless a class has received a lower priority in its Certificate of Designations; and

(2)	no Preferred Units shall receive any distributions until such shortfall has been paid in full;

(c)	The Board of Managers may declare Additional Distributions for Units on a class-by-class basis, provided that no class of Units may receive an Additional Distribution that is double the Additional Distribution declared for any other class of Units on a per Unit annualized basis. For example, if Classes 1, 2, 3 and 4 are outstanding, the Board of Managers may declare an Additional Distribution of $0.04 per unit payable to the Class 2 and Class 4 holders, provided that the Board of Managers also declares an Additional Distribution payable to the Class 1 and Class 3 holders of at least $0.02 per unit;

(d)	No class of Units may be created with a right to receive a priority in payment upon the liquidation or dissolution of the Company over any other classes of Units that may be in existence;

(e)	No class of Units may be created with a right to be redeemed earlier than June 30, 2007;

(f)	The voting rights applicable to any class of Units in Sections 2.2.2 and 2.2.3; and

(g)	The terms set forth in the Certificate of Designations (see 2.1.5 and 2.1.6) for any class of Units that specify a priority or special treatment with respect to any other class of Units or Preferred Units, provided that such priority or other special treatment is not prohibited by the Protective Provisions for the Units or Protective Provisions for the Preferred Units.

2.1.4.3	If there is a conflict between the Protective Provisions for the Units and the Protective Provisions for the Preferred Units, the conflict shall be resolved in the manner most favorable to the Units. If there is a conflict between classes of Units, the conflict shall be resolved in the manner most favorable to the earliest class of Units that was created. The Certificate of Designations creating any class of Units may specifically waive one or more of the Protective Provisions for the benefit of that class (e.g. a class of Units could be created as non-voting).

2.1.5	Creation of Class 1 Certificate of Designations

Attached to this Agreement as Exhibit D-1 is the Amended and Restated Certificate of Designations for the Class 1 Units (“Certificate of Designations for the Class 1 Units”). As of the date of the Amended and Restated Agreement, the existing Common Units of the Company were automatically redesignated as Class 1 Units on a 1:1 basis. All Unit Holders as of the date of the Amended and Restated Agreement are deemed to hold Class 1 Units, until such time as they have been converted to any future class of Units or Preferred Units as permitted by the Certificate of Designations for the Class 1 Units, the Transfer Application, the Bylaws, Article 6 of this Agreement and applicable law.

2.1.6	Creation of Other Certificates of Designations

Except for the Certificate of Designations for the Class 1 Units, the Board of Managers shall create each class of Units or series of Preferred Units by approving a Certificate of Designations that sets forth the terms of the class of Units or series of Preferred Units. Upon the proper approval by the Board of Managers and execution of the Certificate of Designations by the Chief Executive Officer, this Agreement shall automatically be deemed amended to give effect to the terms set forth in the Certificate of Designations. Each Certificate of Designations shall be an exhibit to this Agreement, with the Certificate of Designations for the Class 1 Units identified as Exhibit D-1. The next created Certificate of Designations shall be identified as Exhibits D-2, D-3, etc.

2.1.7	Splits and Reverse Splits

Subject to any protective provisions set forth in this Agreement or in any Certificate of Designations, the Board of Managers may effect a split or reverse split of any class of Units or any series of Preferred Units, by adopting a resolution to that effect. If the Board of Managers determines that it is desirable to make any filings in order to reference the existence of such a split or reverse split, the Board of Managers may cause such filings to be made. These filings may take the form of amendments to the Certificate. Unless specifically required by the Act, no approval or Consent of any Member shall be required in connection with the making of such filing.

2.1.8	Status of Repurchased or Redeemed Units or Preferred Units

Except as set forth in the Certificate of Designations, any Units or Preferred Units redeemed or repurchased by the Company shall be deemed cancelled and shall be returned to the status of authorized but unissued. Units or Preferred Units repurchased by a subsidiary of the Company shall not be deemed cancelled, shall remain outstanding and shall be voted in accordance with Section 2.3.5.

2.2	Member Voting

2.2.1	Member Voting Rights

Notwithstanding any other provision of this Agreement, except as specifically granted in a Certificate of Designations, Members shall only have the right to vote on the following matters:

2.2.1.1	Election of Managers

The election and removal of Managers in accordance with Section 2.3.6 and Article 3;

2.2.1.2	Variable Board Size

A change in the Variable Board Size after the prior approval of the Board of Managers in accordance with Section 3.2.1.2;

2.2.1.3	Amendments

Any amendment of this Agreement, other than those provisions of the Agreement which may be modified by the Board of Managers alone, either by direct amendment of the Agreement, the Bylaws, the Transfer Application or the issuance of Certificate of Designations creating a new class of Units or series of Preferred Units, or otherwise;

2.2.1.4	Special Meeting

Any matter presented at a special meeting of Members called upon the written request of holders of at least ten percent (10%) of the outstanding Units and Preferred Units counted as one group;

2.2.1.5	Annual Meeting

Any Unit Holder proposal presented in connection with the Company’s annual meeting of Members, as permitted by the Bylaws and applicable law;

2.2.1.6	Mergers, Consolidation and Dissolution

As set forth in Section 2.2.2.1, any merger or consolidation of the Company where the Company is not the surviving Entity, or any voluntary dissolution of the Company, provided that such merger, consolidation or voluntary dissolution has received the approval of the Board of Managers. In connection with any such merger or consolidation, the Company may implement procedures for appraisal rights for dissenting Members, and if so provided in a merger or consolidation agreement, may contain any provisions reasonably determined by the Board of Managers;

2.2.1.7	Other Matters Approved by the Board of Managers

Any other matters submitted to a vote of the Members by the Board of Managers; and

2.2.1.8	Class Voting

Any additional class voting rights granted the holders of Units or Preferred Units in Sections 2.2.2 and 2.2.3.

2.2.2	Class Voting for the Units and Preferred Units

The Units and Preferred Units each have the right to vote as separate classes as set forth below:

2.2.2.1	Mergers or Consolidation; Dissolution

The Units and Preferred Units each have the right to vote as separate classes on any merger or consolidation of the Company where the Company is not the surviving Entity (see 9.12.4) or the dissolution of the Company (except under Sections 5.1.1.2 and 5.1.1.3), provided that any such act must first receive the approval of the Board of Managers;

2.2.2.2	Certificate of Designations

The Units or Preferred Units each have a separate class vote where specifically granted the right to vote on a matter as a separate class in the Certificate of Designations creating such class or series;

2.2.2.3	Preferred Units

After approval by the Board of Managers, a series of Preferred Units shall have the exclusive right to vote on any amendments of this Agreement under Section 2.2.1.3 that affect the rights of that series of Preferred Units in Section 2.2.2.1 or affect any separate class voting or other rights in any applicable Certificate of Designations which have been granted to that series of Preferred Units;

2.2.2.4	Units

The Units as a separate class shall have the right to vote on any amendments of this Agreement under Section 2.2.1.3 that either affect the rights of the Units in Section 2.2.2.1 or affect the Protective Provisions for the Units. Members that are holders of Preferred Units or holders of the Units whose rights are not affected by such amendment shall not have any voting rights on such amendment; and

2.2.2.5	Required by Law

Any class or series of Units or Preferred Units shall have the right to vote as a separate class or series on any amendments or modifications of this Agreement where required by the Act or applicable law.

2.2.3	Separate Vote by Class or Series

Where the Units or Preferred Units are entitled to vote on an amendment in Section 2.2.2 and a class of Units or series of Preferred Units would be adversely affected by such amendment in a different manner than other classes of Units or series of Preferred Units, then such class or series that is adversely affected in a different manner shall have the additional right to vote as a separate class on such matter.

2.3	Voting Rules

2.3.1	Voting in General

Except as set forth in Sections 2.2.2 or 2.2.3, all Units and Preferred Units shall vote together as one group. Subject to this Agreement, the Bylaws and actions taken by the Board of Managers and except as set forth in any applicable Certificate of Designations, Members shall be entitled to one vote for each Unit or Preferred Unit held by such Member on each matter on which the Units or Preferred Units are entitled to vote.

2.3.2	Annual and Special Meetings

The annual meeting of the Unit Holders, for the election of Managers and for the transaction of such other business as properly may come before such meeting, shall be held in accordance with the Bylaws. The Bylaws shall govern matters relating to, among other things, annual and special meetings, notices, waivers of notice, adjournments, proxies, written consents, procedures, and telephonic meetings, to the extent not inconsistent with this Agreement.

2.3.3	Determining a Quorum

For purposes of this Agreement, in order for a meeting of Members to be considered duly held with regard to a particular question, a quorum of more than fifty percent (50%) in interest of the Units and/or Preferred Units which are entitled to vote at such meeting on the particular question must be present in person or by proxy.

2.3.4	Required Vote

Except as otherwise set forth in a Certificate of Designations or required by law:

2.3.4.1	If the Board of Managers first approves any action as to which Consent of Members is required, such Consent shall be deemed obtained

(i)	if a majority, or a greater percentage as specified in the Agreement or Bylaws, of the Units or Preferred Units entitled to vote on such action and who are present in person or by proxy at a duly called and held meeting, vote to approve it at a meeting duly called and held, or

(ii)	if written Consents are executed in lieu of a meeting, by a majority, or a greater percentage as specified in the Agreement or Bylaws, of the outstanding Units or Preferred Units entitled to vote thereon, then an action shall be deemed approved upon receipt by the Secretary of the Company of such executed written Consents

2.3.4.2	If an action is not first approved by the Board of Managers, then on any action to which Consent of Members is required, such Consent shall be deemed obtained only if a majority, or a greater percentage as specified in the Agreement or Bylaws, of the outstanding Units or Preferred Units entitled to vote on such action, vote to approve such action at a duly called and held meeting. In such cases, approval may not occur by written consent.

2.3.4.3	Notwithstanding the above, any vote under Section 2.2.2.1 or any amendment to Section 2.2.2.1 shall require the affirmative Consent of a majority of each of the outstanding Units and Preferred Units entitled to vote.

2.3.4.4	Notwithstanding this section, Section 2.3.6 shall control the removal of Managers.

2.3.5	Voting by Subsidiaries

A “Subsidiary” of the Company shall mean any legal Entity of which the Company owns fifty percent (50%) or more of the ownership interest. On any issue on which

Members are entitled to vote, the Company shall cause any Units or Preferred Units of the Company owned by any Subsidiary to be voted in the same proportion for and against any proposition as Units or Preferred Units held by Members who are not subsidiaries of the Company are voted for and against that proposition, without regard to abstentions. The Company shall not allow Units or Preferred Units owned by any Subsidiary to be voted with respect to the election of Managers.

2.3.6	Cumulative Voting for Managers and Removal of Managers

2.3.6.1	A Unit Holder shall be entitled to cumulate votes either by giving one candidate for the office of Manager a number of votes equal to the number of Managers to be elected by that class of Unit Holders multiplied by the number of votes to which that Unit Holder’s Units or Preferred Units are normally entitled, or by distributing the Unit Holder’s votes on the same principle among as many candidates as the Unit Holder thinks fit, providing the Unit Holder has given notice at least ten (10) days prior to the voting of the Unit Holder’s intention to cumulate the Unit Holder’s votes. If any one Unit Holder has given such a notice, then every Unit Holder entitled to vote may cumulate votes for candidates in nomination.

2.3.6.2	The candidates receiving the highest number of affirmative votes, up to the number of Managers to be elected, shall be elected. Votes against any candidate and votes withheld shall have no legal effect.

2.3.6.3	Cumulative voting shall not be required or allowed for any other matter voted upon by the Unit Holders other than the election or removal of Managers.

2.3.6.4	Managers may only be removed by the Members and the Board of Managers as set forth in Section 3.11 of the Bylaws, provided further that a Manager may not be removed by the Members, if the votes against the Manager’s removal would be sufficient to elect such Manager if such votes were voted cumulatively at a meeting where all Managers in that Manager’s group of Managers were being elected.

2.3.6.5	Managers may not be elected by written consent and, instead, may be elected only by a vote at a meeting of Members, except that pursuant to Section 3.2.3, the Board of Managers may fill a vacancy by written consent.

2.3.7	Assignee Voting

The voting rights attributable to Membership Interests held by Assignees shall be governed by the Bylaws.

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III. ARTICLE 3: MANAGERS AND OFFICERS

3.1	Board of Managers

Except as may otherwise be provided by the Act or by this Agreement, the property, affairs and business of the Company shall be managed by a board on which all of the Company’s Managers sit in their capacities as Managers (“Board of Managers”). “Managers” mean those individuals serving on the Board of Managers of the Company, including successor or additional Managers duly elected in accordance with the terms of this Agreement.

3.2	Number and Term of Office of Managers

3.2.1	Size of Board

The number of seats constituting the entire Board of Managers shall be at least seven (7) (the “Minimum Size”), and no more than thirteen (13) (the “Maximum Size”). The range from the Minimum Size to the Maximum Size is referred to as the “Variable Board Size.” The size of the Board of Managers at any particular time shall be referred to as the “Whole Board.” The size of the Whole Board is currently ten (10). The Board of Managers may, by a resolution, change the number of seats constituting the Whole Board to any number of seats within the Variable Board Size. The Variable Board Size may only be changed if:

3.2.1.1	the change has first been approved by a resolution of a majority of the Whole Board, and

3.2.1.2	the change has been approved by the Unit Holders.

3.2.2	Election of Managers

The Chief Executive Officer (the “CEO”) shall sit as a Manager and occupy one of the seats on the Board of Managers, but shall be subject to removal and replacement solely by the Board of Managers with or without cause, subject to the rights of the CEO under a contract of employment or management services agreement. The remaining Managers shall be elected by the Members (except as necessary to fill vacancies) and are referred to herein as the "Elected Managers.”

3.2.3	Term of Office and Vacancies

Each Manager shall hold office until his or her successor has been duly elected and qualified, or until his or her death, resignation, or removal. Any vacancies on the Board of Managers may be filled only by a majority of the Board of Managers then in office.

3.2.4	Groups of Managers

The Elected Managers shall be divided into three (3) groups with respect to their term of office. Each group of Elected Managers shall contain as near as possible one-third (1/3) of the Elected Managers. From May 22, 2002 (the “Group Term Effective Date”), the Elected Managers shall consist of the following groups, who shall serve for the following terms:

GROUP	INITIAL TERM	SUBSEQUENT TERMS

Group 1	From the Group Term Effective Date until the annual meeting of the Members in 2003 (i.e., for a one-year initial term).	After their initial term, the Group 1 Managers shall serve until the annual meeting of Members held three years after their election. (Accordingly, the Group 1 Managers will be up for election in 2003, 2006, 2009, etc.)

Group 2	From the Group Term Effective Date until the annual meeting of the Members in 2004 (i.e., for a two-year initial term).	After their initial term, the Group 2 Managers shall serve until the annual meeting of Members held three years after their election. (Accordingly, the Group 2 Managers will be up for election in 2004, 2007, 2010, etc.)

Group 3	From the Group Term Effective Date until the annual meeting of the Members in 2005 (i.e., for a three-year initial term).	After their initial term, the Group 3 Managers shall serve until the annual meeting of Members held three years after their election. (Accordingly, the Group 3 Managers will be up for election in 2005, 2008, 2011, etc.)

No decrease in the number of Elected Managers shall have the effect of shortening the term in office of any incumbent Elected Manager. The Members shall be entitled to amend this section to eliminate the grouping of the Managers or to otherwise modify the grouped terms of the Managers. However, no such amendment shall have the effect of shortening the term in office of any incumbent Elected Manager.

3.3      Authority of Board of Managers

The Board of Managers, in its sole discretion, has full, complete and exclusive right, power and authority in the management and control of the Company’s business to do any and all things necessary to effectuate the purpose of the Company, except as expressly set forth in this Agreement. The members of the Board of Managers shall devote such time as is necessary to the affairs of the Company, and shall receive such compensation from the Company and such reimbursement for expenses as is permitted by this Agreement and the Bylaws. No Person dealing with the Board of Managers shall be required to determine its authority to make any undertaking on behalf of the Company or to determine any facts or circumstances bearing upon the existence of such authority. The Managers shall act only as a Board, and the individual Managers shall have no power as such in his or her capacity as a Manager. Subject to the provisions of this Agreement and the Bylaws with regard to the Board of Managers, the approval of a matter by a majority of the Managers present at a meeting at which a quorum is present shall constitute approval by the Board of Managers. In the case of a written Consent without a meeting, the approval of a matter by all of the Managers shall constitute approval by the Board of Managers.

3.4      General Powers of Managers

The Board of Managers may exercise all the powers of the Company. The Members shall have no right to act on behalf of or to bind the Company. The Board of Managers shall have the power and authority to hire employees and such other agents, who may be designated as officers, consultants and Persons necessary or appropriate to effectuate the purpose of the Company, and delegate to one or more Persons, or to committees of the Board of Managers, its rights and powers to manage and control the affairs of the Company. Such delegation may be in the Bylaws or by a management agreement or other agreement with such Persons. Such delegation shall not cause the Managers to cease to be “managers,” within the meaning of the Act, of the Company. Management agreements or other agreements may designate other Persons to be “managers,” within the meaning of the Act, of the Company. The officers other than the CEO shall not be “managers,” within the meaning of the Act, of the Company.

3.5      Reimbursement of Expenses

The Elected Managers shall be reimbursed for reasonable expenses incurred in connection with performing their duties as Managers and may be paid compensation as determined by the Board of Managers. The CEO shall be compensated on terms approved by the Board of Managers.

3.6      Interested Transactions

No contract or transaction between the Company and one or more of its Affiliates (see 9.12.1), Managers or officers, or between the Company and any other Entity in which one or more of the Company’s Affiliates, Managers or officers are directors or officers, or have a financial interest, shall be voided solely for this reason, or solely because the Manager or officer is present at or participates in the meeting of the Board of Managers or of a committee which authorizes the transaction, or solely because his or their votes are counted for such purpose, if:

3.6.1	The material facts as to such Affiliate’s, Manager’s or officer’s relationship or interest as to the contract or transaction are disclosed or are known to the Board of Managers or the committee, and the Board of Managers or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested Managers, even though the disinterested Managers be less than a quorum; or

3.6.2	The contract or transaction is fair as to the Company.

Interested Managers may be counted in determining the presence of a quorum at a meeting of the Board of Managers or of a committee which authorizes the contract or transaction.

3.7      Officers

Pursuant to the Bylaws, the Company will have officers, who need not be employees of the Company, who will have the rights and be subject to the restrictions provided in this Agreement.

3.8      Amendment and Interpretation of Bylaws, Certificates of Designations and Agreement

Except as otherwise set forth in a Certificate of Designations, the Bylaws may be amended by the affirmative vote of a majority of all members of the Board of Managers as provided in the Bylaws without any further approval of any Member or other Person. The Board of Managers shall have the authority and power to reasonably interpret this Agreement, Certificates of Designations and the Bylaws, and may resolve actual or perceived ambiguities in those documents as it reasonably determines. In addition, the Board of Managers shall have the authority to cause a restated Agreement to be prepared at any time and in such restatement may cause any typographical errors or formatting errors to be corrected.

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IV.     ARTICLE 4: DISTRIBUTIONS

4.1     Additional Distributions

Subject to any rights set forth in a Certificate of Designations, the Board of Managers may declare a distribution (“Additional Distribution”) payable to the holders of record as of the first day of the month designated by the Board of Managers (“Record Date”) out of available cash less the portion thereof used to pay or establish reserves for Company expenses, debt payments, capital improvements, replacements and contingencies, all as reasonably determined by the Board of Managers. Any Additional Distributions shall be mailed to such holders of record no later than the last day of the month. In lieu of mailing, the Company may transmit payment to a Member in any other manner agreed to in writing by the Member.

4.2      Allocation of Additional Distributions

Subject to any applicable Certificate of Designations, granting any class of Units or series of Preferred Units preferential, participating or subordinate rights, the holders of Units as of the Record Date shall be entitled to receive all such Additional Distributions which the Board of Managers has declared, with each Unit entitled to participate by receiving a pro rata portion (with reference to the number of Units then held by such Person to the total number of Units entitled to participate then held by all Persons) of such Additional Distributions, except as set forth in the next two sentences. The Board of Managers has the authority, in its sole discretion, to declare Additional Distributions in different amounts between classes of Units, subject to the limits contained in Section 2.1.4.2(c) and any limits contained in an applicable Certificate of Designations. The Preferred Units shall not be entitled to participate in any Additional Distributions or limit any Additional Distributions, unless the Certificate of Designations creating a series of Preferred Units grants the series of Preferred Units:

4.2.1	a right to participate in the Additional Distributions,

4.2.2	a right over the Units with respect to Additional Distributions, or

4.2.3	otherwise limits the payment of Additional Distributions to the Units.

4.3      Distributions Relating to Liquidation Events

In the event of the dissolution, liquidation or winding-up of the Company, after satisfaction of all of the Company’s liabilities (whether by payment or the making of reasonable provision for payment therefor), the balance, if any, of the Company’s assets (including cash or in-kind property as determined by the liquidator selected by the Board of Managers) shall be distributed first proportionately to the holders of Preferred Units to the extent set forth in the Certificate of Designations creating each series of Preferred Units, and second to the Members in accordance with their respective Percentage Interests (see 7.1.6). The Members believe and intend that the effect of making any and all liquidating distributions in accordance with the provisions of this Section 4.3 will result in each Member receiving liquidating distributions equal to the amount of distributions each such Member would have received if liquidating distributions were instead distributed in accordance with the positive balance standing in each such Member’s Capital Account. If the immediately preceding sentence is for any reason inaccurate, then the Tax Matters Partner, upon the advice of tax counsel to the Company, is hereby authorized to make such revisions to the allocations or income, gain, loss or deduction as may have occurred under Article 7 as may be reasonably necessary to cause such allocations to be in compliance with Section 704(b) of the Code and the Regulations promulgated thereunder.

4.4      Priority

Notwithstanding any other provision of this Agreement, it is specifically acknowledged and agreed by each Member that the Company’s failure to pay any amounts to such Member, whether as a distribution, redemption payment or otherwise, even if such payment is specifically required by this Agreement, shall not give such Member creditor status with regard to such unpaid amount; but rather, such Member shall be treated only as a Member of whatever class or series such Person is a Member, and not as a creditor, of the Company. This section is, as permitted by Section 18-606 of the Act, intended to override the provisions of Section 18-606 of the Act relating to a Member’s status and remedies as a creditor, to the extent that such provisions would be applicable in the absence of this section.

4.5      Withholding

Each Member hereby authorizes the Company to withhold from or pay on behalf of the member, any amount of federal, state, local or foreign taxes that the Tax Matters Partner determines the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to Sections 1441, 1442, 1445 or 1446 of the Code. Any amount paid on behalf of a Member shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within fifteen (15) days after notice from the Board of Managers that such payment must be made, unless:

4.5.1	the Company withholds such payment from a distribution which would otherwise be made to the Member; or

4.5.2	the Board of Managers determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Company which would, but for such payment, be distributed to the Member. Any amounts withheld pursuant to the foregoing Sections 4.5.1 or 4.5.2 shall be treated as having been distributed to such Member.

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V.     ARTICLE 5: DISSOLUTION, LIQUIDATION AND TERMINATION

5.1	Dissolution

5.1.1	Events of Dissolution

In accordance with Section 18-801 of the Act and its provisions permitting this Agreement to specify the events of the Company’s dissolution, the Company has perpetual existence, but shall be dissolved and the affairs of the Company wound up upon the occurrence of any of the following events:

5.1.1.1	the vote of the Board of Managers and the Members pursuant to Section 2.2.2,

5.1.1.2	the entry of a decree of judicial dissolution under Section 18-802 of the Act; or

5.1.1.3	the sale of all or substantially all of the properties of the Company, unless the Certificate of Designations for the Class 1 Units and any comparable provision in any Certificates of Designations for any Units that the Class 1 Units may be converted into provide for an alternate procedure for the events currently set forth in Sections 5.6.1 – 5.6.4 of the Certificate of Designations for the Class 1 Units.

The death, retirement, resignation, expulsion, bankruptcy (see Section 18-304 of the Act) or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause the dissolution of the Company except to the extent specified in this section.

5.1.2	Effective Date

Dissolution of the Company shall be effective on the day on which the event occurs which gives rise to the dissolution, but the Company shall not terminate until the assets of the Company shall have been distributed as provided by this Agreement and a certificate of cancellation of the Certificate has been filed with the Delaware Secretary of State.

5.2      Application of Assets

In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs in an orderly manner. The assets of the Company shall be applied first, as required by Section 18-804(a)(1) of the Act, and then in the manner, and in the order of priority, set forth in Section 4.3. Notwithstanding anything in this Agreement to the contrary, in the event the Company is liquidated within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), liquidation distributions shall be made by the end of the taxable year in which the Company liquidates or, if later, within ninety (90) days of the date of such liquidation. Distributions may be made to a trust for the purposes of an orderly liquidation of the Company by the trust in accordance with the Act.

5.3      Gain or Losses in Process of Liquidation

Any gain or loss on the disposition of Company property in the process of liquidation shall be credited or charged to the Capital Accounts of Members in accordance with the provisions of Article 7. Any property distributed in-kind in the liquidation shall be valued and treated as though the property was sold at its fair market value and the cash proceeds distributed. The difference between the fair market value of property distributed in-kind and its Book Value (see 7.1.3) shall be treated as a gain or loss on the sale of such property and shall be credited or charged to the Capital Account of Members in accordance with Article 7. No Member shall have the right to request or require the distribution of the assets of the Company in-kind. At all times, Book Value shall be adjusted by any Depreciation (see 7.1.4) taken into account with respect to the Company’s assets for purposes of computing Profit and Loss.

   5.4          Procedural and Other Matters

5.4.1	Winding Up Company Affairs

Upon dissolution of the Company and until the filing of a certificate of cancellation as provided in Section 5.4.2, the Persons winding up the affairs of the Company may prosecute and defend suits on behalf of the Company, whether civil, criminal or administrative, settle and close the business of the Company, dispose of and convey the property of the Company, discharge or make reasonable provision for the liabilities of the Company, and distribute to the Members any remaining assets of the Company, in accordance with this Article 5, without affecting the liability of Members and Managers and without imposing liability on a liquidating trustee.

5.4.2	Cancellation of Certificate

The Certificate may be canceled upon the dissolution and completion of the winding up of the Company by any Person authorized by the Board of Managers to cause such cancellation.

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VI.     ARTICLE 6: TRANSFERS OF INTERESTS

6.1      Transfer Application

“Transfer Application” means an application and agreement for the transfer of Units, in the form set forth in Exhibit C, as may be amended from time to time by the Board of Managers without the Consent of the Members. For purposes of this Agreement, references to Transfer Application shall also include the Transfer Instructions. The Transfer Application shall be deemed to be a part of this Agreement. All provisions of the Transfer Application not inconsistent with law or this Agreement shall be valid and binding.

6.2      Transfer Instructions

“Transfer Instructions” means instructions for the Transfer of Units contained in the form of the Transfer Application as set forth in Exhibit C, as may be amended from time to time in the sole discretion of the Board of Managers. “Transfer” or “Transferred” means to give, sell, assign, bequeath or otherwise dispose of, transfer or permit to be transferred, a Membership Interest during life or at death.

6.3      Transfers Restrictions

No Membership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 6, the Bylaws and the Transfer Application. Any Transfer or purported Transfer of a Membership Interest not made in accordance with this Article 6, the Bylaws and the Transfer Application shall be null and void. Part B of the Transfer Application contains restrictions on transfer of Membership Interests adopted by resolution of the Board on November 9, 2001 (“Current Transfer Restrictions”). Upon the effective date of this Agreement, the Current Transfer Restrictions are incorporated by reference into this Article 6 and approved by the Members. Upon the effective date of this Agreement, certain other provisions related to the transfer of Membership Interests have been moved from this Agreement to the Bylaws. In accordance with the terms of this Agreement, the Board of Managers may, from time to time adopt, repeal, add or replace provisions of the Bylaws or the Transfer Application. Exhibits B and C, respectively, are the forms of Bylaws and Transfer Application, including Transfer Instructions, each as amended by the Board of Managers to reflect the adoption of the Current Transfer Restrictions by the Members and the movement of certain provisions related to the transfer of Membership Interests from this Agreement to the Bylaws. The Transfer of any Membership Interest and the admission of any new Member shall not constitute an amendment to this Agreement.

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VII. ARTICLE 7: TAX MATTERS AND ALLOCATIONS

7.1	Certain Definitions

7.1.1	Treasury Regulations

“Treasury Regulations” means the federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as amended from time to time.

7.1.2	Capital Contribution

“Capital Contribution” means the total amount of cash and the Book Value of other property contributed to the Company on the Effective Date pursuant to the Contribution Agreements and any such additional contributions, if any, made thereafter pursuant to the terms of this Agreement.

7.1.3	Book Value

“Book Value” means, with respect to any asset of the Company, such asset’s adjusted basis for federal income tax purposes, except as follows:

7.1.3.1	The initial Book Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, without reduction for liabilities, as determined by the Board of Managers; provided, however, that the initial Book Values of the real properties contributed to the Company on the Effective Date pursuant to the Order shall be the appraised values set forth in the Disclosure Statement to the Amended Plan of Reorganization that was approved as part of the Order, and the initial Book Values of all other properties contributed to the Company on the Effective Date shall be an amount reasonably determined by the Board of Managers (“Initial Book Values”).

7.1.3.2	If the Tax Matters Partner reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Members, the Book Values of all Company assets shall be adjusted in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and (g) to equal their respective gross fair market values, without reduction for liabilities, as reasonably determined by the Tax Matters Partner upon events described in Treasury Regulation Sections 1.704-1(b)(2)(iv)(d), 1.704-1(b)(2)(iv)(e) and 1.704-1(b)(2)(iv)(f)(5).

7.1.4	Depreciation

“Depreciation” means, for each taxable year of the Company, which shall be the calendar year (“Fiscal Year”), an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period for federal income tax purposes; provided, however, that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of any such year or other period, Depreciation shall be an amount that bears the same relationship to the Book Value of such asset as the depreciation, amortization, or other cost recovery deduction computed for federal income tax purposes with respect to such asset for the applicable period bears to the adjusted tax basis of such asset at the beginning of such period, or if such asset has a zero adjusted tax basis, Depreciation shall be an amount determined under any reasonable method selected by the Tax Matters Partner.

7.1.5	Book Gain or Book Loss

“Book Gain” or “Book Loss” means the gain or loss recognized by the Company for Code Section 704(b) book purposes in any Fiscal Year by reason of any sale or disposition with respect to any of the assets of the Company. Such Book Gain or Book Loss shall be computed by reference to the Book Value of such property or assets as of the date of such sale or disposition, rather than by reference to the tax basis of such property or assets as of such date, and each and every reference herein to “gain” or “loss” shall be deemed to refer to Book Gain or Book Loss, rather than to tax gain or tax loss, unless the context manifestly otherwise requires.

7.1.6	Percentage Interest

“Percentage Interest” means, with respect to any Member or Assignee as of any date, the ratio (expressed as a percentage) of the number of Units and Preferred Units held by such Member or Assignee on such date to the aggregate number of Units and Preferred Units held by all Members and Assignees on such date.

7.1.7	Profit and Loss

“Profit” and “Loss” means, for each Fiscal Year or other period for which allocations to Members are made shall be determined under Treasury Regulation section 1.704-1(b) and 1.704-2 provided that the definition of Profit and Loss shall exclude any items which are specially allocated pursuant to Sections 7.4.2.4, and 7.4.3 hereof and other items that may be specially allocated in connection with the issuance in the future of other Units or classes of Units shall not be taken into account in computing Profit or Loss.

7.2      Maintenance of Capital Accounts

The Company has established and will continue to maintain a separate capital account (a “Capital Account”) for each Member in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv) and 1.704-2. Where elections are required or permitted under Treasury Regulation Sections 1.704-1(b)(2)(iv) and 1.704-2, the Tax Matters Partner shall make decisions regarding the maintenance of Capital Accounts that are consistent with Treasury Regulation Sections 1.704-1(b)(2)(iv) and 1.704-2. A Member who has more than one class of interest in the Company may have a separate Capital Account for each different class of interest owned.

7.3      Transfer of Capital Accounts

Upon the Transfer (other than by encumbering) of all or a part of the Units including Preferred Units, the Company shall transfer the balance of the transferring Member’s Capital Account attributable to the Transferred Units to the successor of such Member. Adjusting of a priority of distributions or any special allocation of income, gain or deduction shall not constitute a Transfer for purposes of this Agreement.

7.4	Allocations

7.4.1	Allocation Procedures

The Company shall make allocations of Profit and Loss and items thereof annually as of the end of the Fiscal Year within ninety (90) days after the end of the year. Items of income and deduction shall be allocated among the Members before Profit or Loss is allocated.

7.4.2	Allocations of Profits and Losses

All allocations to the Members of items included within the Company’s Profits and Losses attributable to each year shall be allocated solely among the Members recognized as Members as of the first day of that calendar month as follows:

7.4.2.1	Losses

(a)	Losses shall be allocated to the Members in proportion to their Percentage Interests.

(b)	Notwithstanding Section 7.4.2.1(a), allocations of Losses to a Member shall be made only to the extent that such allocation of Losses will not create an adjusted capital account deficit for that Member in excess of an amount, if any, equal to such Member’s share of partnership minimum gain that would be realized on a sale, foreclosure or other disposition of the Company’s property. Any Losses not allocated to a Member because of the foregoing provision shall be allocated to the other Members in proportion to such Members’ Percentage Interests (to the extent the other Members are not limited in respect of the allocation of Losses under this Section 7.4.2.1(b)).

7.4.2.2	Profits

(a)	First, to the Members to the extent of and in proportion to the amount by which the Losses allocated to each such Member for all prior Fiscal Years of the Company under Section 7.4.2.1(b) exceeds the Profits allocated to each such Member for all of the prior Fiscal Years of the Company under this Section 7.4.2.2(a).

(b)	Second, to the Members, to the extent of, and in proportion to, the amount by which Losses allocated to each such Member for the current and all prior Fiscal Years of the Company under Section 7.4.2.1(a) exceeds the Profits allocated to each such Member for all prior Fiscal Years of the Company pursuant to this Section 7.4.2.2(b).

(c)	Third, to the Members in proportion to their respective Percentage Interests.

7.4.2.3	Items of Income or Loss

For federal income tax purposes, except as otherwise required in Section 7.4.2.4, each item of Profit, gain, Loss and deduction of the

Company shall be allocated among the Members in the same proportion as the corresponding items are allocated pursuant to Sections 7.4.2.1 and 7.4.2.2.

7.4.2.4	Special and Regulatory Allocations

(a)	When required under the Treasury Regulations, items of income and gain shall be specially allocated to the Members in accordance with the qualified income offset provisions set forth in Treasury Regulation Section 1.704-1(b)(2)(ii)(d). Further, (i) any and all “partnership nonrecourse deductions” (as defined in Treasury Regulation Section 1.704-2(b)(1)) for any fiscal year or other period shall be allocated to the Members in proportion to their respective Percentage Interests; (ii) any and all “partner nonrecourse deductions” (as defined in Treasury Regulation Section 1.704-2(i)(2)) attributable to any “partner nonrecourse debt” (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated to the Member who bears the “economic risk of loss” (as determined under Treasury Regulation Section 1.752-2) for such “partner nonrecourse debt” in accordance with Treasury Regulation Section 1.704-2(i)(l); (iii) each Member shall be specially allocated items of income and gain in accordance with the partnership minimum gain chargeback requirements set forth in Treasury Regulation Sections 1.704-2(f) and 1.704-2(g); and (iv) each Member with a share of the minimum gain attributable to any “partner nonrecourse debt” shall be specially allocated items of income and gain in accordance with the partner minimum chargeback requirements of Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(i)(5). Collectively, the allocations referenced in this Section 7.4.2.4(b) are the “Regulatory Allocations.”

(b)	This provision shall apply upon the repurchase, redemption, or liquidating distribution of any Preferred Units for any reason when the amounts required to be paid or distributed to any holder of those Preferred Units as set forth in the Certificate of Designations creating each series of Preferred Units exceeds the Capital Account balance of such holder after accounting for the allocations of Profits under Section 7.4.2.2 that would have occurred without the application of this Section 7.4.2.4(b). If the distribution to the holder required under the Certificate of Designations creating each series of Preferred Units would exceed the positive balance in the holder’s Capital Account, then, before any allocation of Profit occurs under Section 7.4.2.2, there shall be an allocation of items of income or gain to each such holder in an amount equal to the difference between the amount required to be distributed under the Certificate of Designations creating each series of Preferred Units and the holder’s Capital Account balance.

(c)	The Tax Matters Partner shall have the authority to make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital

Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated consistent with Sections 7.4.2, 7.4.2.4(b) and 7.4.3.

7.4.3	Rights of Units or Preferred Units

Subject to the Protective Provisions for the Units, the allocation procedures in this Article 7 shall be modified by the Certificate of Designations creating any class of Units or series of Preferred Units in which the Certificate of Designation requires that special allocations of items of Profit or Loss are allocated to the holders of such newly created Units.

7.5	Tax Matters Partner

7.5.1	General Authority

The “Tax Matters Partner” (as defined in Section 6231(a)(7) of the Code) shall have all of the powers that accompany such status (except as otherwise provided in this Agreement). To the extent reasonably practicable, the Tax Matters Partner shall consult with tax counsel to the Company prior to taking any action in his or her capacity as the Tax Matters Partner and, if tax counsel so recommends as to a specific action, then the Tax Matters Partner shall obtain the approval of the Board of Managers before taking such action. Notwithstanding the foregoing, if the Tax Matters Partner reasonably believes in good faith, after consulting with tax counsel, that an action must be taken without first receiving the approval of the Board of Managers on account of time limitations, such action may be taken without first receiving the approval of the Board of Managers, but the Tax Matters Partner shall promptly thereafter inform the Board of Managers of such action.

7.5.2	Term of Office

The Tax Matters Partner or any successor shall serve at the pleasure of the Board of Managers and may be removed at any time for any reason or no reason. A successor Tax Matters Partner may be any Person selected by the Board of Managers who is qualified to hold such position under the applicable Treasury Regulations. Notwithstanding Section 3.5, the Tax Matters Partner may receive such compensation as the Board of Managers determines for acting as the Tax Matters Partner.

7.5.3	Indemnity

Promptly following written request of the Tax Matters Partner, the Company shall, to the fullest extent permitted by law, defend (with counsel reasonably satisfactory to the Tax Matters Partner), indemnify and hold the Tax Matters Partner harmless from and against any and all reasonable expenses, including reasonable legal and accounting fees, penalties, claims, liabilities, losses and damages incurred which arise out of or relate to any action or inaction in his or her capacity as Tax Matters Partner which is made in good faith and in a manner the Tax Matters Partner reasonably believed to be in the best interests of the Company and the Members. For purposes of this Section 7.5.3, the fact that an action, omission to act or decision is taken on the advice of a professional tax advisor shall be evidence of good faith. The provisions of Section 7.5.3 shall survive the termination of the Company or the removal, resignation or termination of the Tax Matters Partner and shall remain binding on the Company and Members for as long a period of time as is necessary to resolve with the Internal Revenue Service (the “IRS”) any and all matters regarding the federal income taxation of the Company or the Members.

7.5.4	Tax Matter Partner Additional Responsibilities

7.5.4.1	If the Company is required by the IRS to change the method of allocating for the difference between the tax basis and the Book Value of the real properties, the Tax Matters Partner may change or amend the method of allocating such difference as required by the IRS or upon receiving the advice of its tax advisors that a change is necessary to comply with applicable law, and any such change may be made without obtaining further Consent or approval of the Members.

7.5.4.2	The Tax Matters Partner shall have the sole discretion to make special allocations of items of income, gain, loss and deductions that are consistent with the principles of Section 704(c) of the Code and to amend the provisions of this Agreement (without Member Consent), as appropriate, to reflect the proposal or promulgation of Treasury Regulations under Subchapter K of the Code. The Tax Matters Partner may adopt and employ such methods for handling all aspects of the Company’s federal, state and local income and property taxes including, but not limited to the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, the recognition of the Transfer of Units and Preferred Units and tax compliance.

[Intentionally Left Blank]

VIII. ARTICLE 8: LIMITATIONS ON LIABILITY AND INDEMNIFICATION

8.1	Limited Liability and Contributions of Members

8.1.1	Limited Liability

Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company. The Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company. No Member shall have any liability for the return of the Capital Contribution of any other Member.

8.1.2	Capital Contribution

Each of the Members shall be liable to make contributions, if any, pursuant to the Contribution Agreements, other payments as expressly provided in this Agreement, any applicable Certificate of Designations or other contribution agreements. If a Member’s contribution is fully paid by complying with the contribution agreements or Certificate of Designations, such Member shall not, except as required by the provisions of the Act regarding repayment of sums wrongfully distributed to Members, be required to make any further contributions or loans to the Company. A Member shall not be entitled to withdraw any part of its Capital Account or to receive any distributions from the Company, except as provided in Article 4, or make any loan or Capital Contribution to the Company other than as expressly provided herein.

8.2	Limitations of Liability and Indemnity of Managers and Officers; Insurance

8.2.1	Limited Liability of Managers and Officers

No Manager or officer of the Company shall be liable, responsible or accountable to the Company or any of the Members for any act or omission performed or omitted by him or her, or for any decision, except in the case of fraudulent or illegal conduct of such Person. For purposes of this Article 8, the fact that an action, failure to act or decision is taken on the advice of counsel for the Company shall be evidence of good faith and lack of fraudulent conduct.

8.2.2	Indemnification

8.2.2.1	To the fullest extent permitted by law, all Managers and officers of the Company shall be entitled to indemnification from the Company for any loss, damage or claim, including any reasonable attorneys’ fees incurred by such person, due to any act or omission made by him or her, except in the case of fraudulent or knowingly illegal conduct of such Person. Any indemnity shall be paid out of the assets of the Company or from any available insurance proceeds. No Member shall have any personal liability for the payment of such indemnity.

8.2.2.2	The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person acted fraudulently or knowingly illegally.

8.2.2.3	The indemnification provided by this Article 8 shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of Members or Managers, the Order, or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such a Person.

8.2.3	Insurance Coverage

The Company may, if the Board of Managers of the Company deems it appropriate in its sole discretion, obtain insurance for the benefit of the Company’s Managers and officers, or enter into indemnification agreements with such Managers and officers, relating to the liability of such Persons.

8.3	No Adverse Modification of Indemnity

Any repeal or modification of this Article 8 shall not adversely affect any right or protection of a Manager or officer of the Company existing at the time of such repeal or modification.

[Intentionally Left Blank]

IX. ARTICLE 9: MISCELLANEOUS PROVISIONS

9.1	Notices

9.1.1	Except as otherwise provided in this Agreement or in the Bylaws, all notices, consents, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given only if in writing and delivered either in hand or by U.S. mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postage prepaid, or with all freight charges prepaid (if by Federal Express or similar carrier).

9.1.2	All notices, demands, and requests to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal.

9.1.3	All written communications to the Company shall be addressed to its principal place of business, as set forth in Section 1.7. All written communications to a Member shall be addressed to the address of such Member listed on the Company’s Member register.

9.1.4	The Company and the Members shall have the right during the term of this Agreement to change their address by giving to the other party written notice of such change.

9.2	Binding Provisions

The covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the heirs, legal representatives, successors and assigns of the respective parties hereto.

9.3	Appointment of Attorney-In-Fact

9.3.1	Appointment

Each Member hereby irrevocably appoints the Secretary of the Company with full power of substitution as his or her attorney-in-fact, with full power and authority in his or her name, place and stead to execute, acknowledge, deliver, swear to, file and record at appropriate public offices such documents, instruments and conveyances as may be necessary to carry out the provisions or purposes of this Agreement, including, without limitation, the following:

9.3.1.1	the Certificate;

9.3.1.2	all other certificates and instruments and amendments that the Board of Managers deems appropriate to qualify or continue the Company as a limited liability company in the jurisdictions in which the Company may conduct business;

9.3.1.3	all instruments that the Board of Managers deems appropriate to reflect a change or modification of this Agreement in accordance with the terms of this Agreement;

9.3.1.4	all conveyances and other instruments that the Board of Managers deems appropriate to reflect the dissolution and termination of the Company;

9.3.1.5	all fictitious or assumed name certificates required or permitted to be filed on behalf of the Company;

9.3.1.6	all documents necessary to admit Members to the Company, or to reflect any change or Transfer of a Member’s Units or Preferred Units, or relating to the admission or increased Capital Contribution of a Member;

9.3.1.7	any amendment or other document to be filed as referenced in Section 2.1; and

9.3.1.8	all other instruments that may be required or permitted by law to be filed on behalf of the Company that are not inconsistent with this Agreement.

9.3.2	Irrevocable Power of Attorney

The authority granted by this section is a special power of attorney coupled with an interest, is irrevocable, and shall not be affected by the subsequent incapacity or disability of the Member who granted it; may be exercised by a signature for each Member or by a single signature of any such Person acting as attorney-in-fact for all of them; and shall survive the Transfer by a Member of the whole or any portion of his or her Units or Preferred Units.

9.3.3	Presumption of Authority

Any Person dealing with the Company may conclusively presume and rely upon the fact that any instrument referred to above, executed by such Person acting as attorney-in-fact, is authorized and binding without further inquiry.

9.4      Waiver

The waiver by any party to this Agreement of a breach of any provisions contained within the Agreement shall be in writing, signed by the waiving party, and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

9.5      Applicable Law

This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to such state’s laws concerning conflicts of laws. In the event of a conflict between any provisions of this Agreement and any non-mandatory provisions of the Act, the provision of this Agreement shall control.

9.6      Severability of Provisions

Each provision of this Agreement shall be deemed severable. If any part of any provision is held to be illegal, void, invalid, nonbinding or unenforceable in part in whole as to any party, such provision may be changed, consistent with the intent of the parties, to the extent reasonably necessary to make the provision legal, valid, binding and enforceable. If such provision cannot be changed consistent with the intent of the parties to make it fully legal, valid, binding and enforceable, then such provision shall be stricken from this Agreement, and the remaining provisions of this Agreement shall not be affected or impaired.

9.7      Headings

The headings contained in this Agreement have been inserted for convenience only. Neither such headings nor the placement of any term under any particular heading shall in any way restrict or modify any of the terms or provisions of this Agreement.

9.8      Further Assurances

The Members shall execute and deliver such further instruments and do such further acts as may be required to carry out the intent of this Agreement.

9.9      Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

9.10      Entire Agreement

This Agreement and the exhibits constitute the entire agreement among the parties with respect to the transactions contemplated herein, and supersede all prior understandings or agreements among the parties.

9.11      Arbitration

If there is a dispute between any party to this Agreement, including any party hereof pursuant to Section 18-101(7)(a) of the Act, relating to or arising out of this Agreement, the dispute shall be submitted to the American Arbitration Association for arbitration in Sacramento, California. The costs of the arbitration, including any American Arbitration Association administration fee, the arbitrator’s fee, and costs for the use of facilities during the hearings, shall be born equally by the parties. Each party shall bear and pay the cost of its own attorneys’ fees. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement, nor to grant any remedy which is either prohibited by the terms of this Agreement or not available in a court of law. The decision of the American Arbitration Association shall be binding on the parties. The parties consent to the personal jurisdiction and venue in the courts in Sacramento, California. Should any dispute or claim arise that is not subject to arbitration as set forth above, then all parties waive any rights they may have to a jury trial.

     9.12 Certain Definitions

     9.12.1 Affiliate

“Affiliate” means, with respect to a Person:

9.12.1.1	any Person directly or indirectly controlling, controlled by or under common control with such Person;

9.12.1.2	any Person owning or controlling ten percent (10%) or more of the outstanding voting securities or interests of such Person;

9.12.1.3	any officer, director, member, manager, trustee, or partner of such Person or any Person specified in 9.12.1.1 or 9.12.1.2 above; and

9.12.1.4	any Person in which any officer, director, member, manager, trustee, or partner of any Person specified in 9.12.1.3 is an officer, director, member, manager, trustee or partner.

9.12.2	Cash

“Cash” includes, with respect to a payment or distribution to be made pursuant to this Agreement, checks or cash equivalents.

9.12.3	Consent

“Consent” means either the consent given by vote at a duly called and held meeting or the prior written consent of a Person to do the act or thing for which the consent is solicited, or the act of granting such consent, as the context may require.

9.12.4	Entity

“Entity” means any general partnership, limited partnership, corporation, joint venture, trust, limited liability company, limited liability partnership, business trust, cooperative, or association.

9.12.5	Person

“Person” means any individual or Entity, and the heirs, executors, legal representatives, administrators, successors, and assigns of such Person.

9.13      Amendment

The Board of Managers may amend any provision of this Agreement subject to obtaining any required approvals of the Members as set forth in Section 2.2. This Agreement may be amended by the Members as set forth in Section 2.2.

IN WITNESS WHEREOF, this Second Amended and Restated Agreement has been duly executed by the Members; those Persons who hereafter become Members; and all Persons who become a party hereto in accordance with Section 1.4.3.

JCM PARTNERS, LLC

By: /s/ Gayle M. Ing

Gayle M. Ing,
Secretary/Attorney-In-Fact

I.     EXHIBIT A: CERTIFICATE OF FORMATION

     See attached.

STATE OF DELAWARE
CERTIFICATE OF FORMATION
OF
JCM PARTNERS, LLC

     This Certificate of Formation of JCM Partners, LLC (the “Company”), dated May 11, 2000, is being duly executed and filed by John Connolly IV, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act.

     First. The name of the Company is “JCM Partners, LLC”.

     Second. The address of its registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

     In Witness Whereof, the undersigned has executed this Certificate of Formation of JCM Partners, LLC as of the date first set forth above.

/s/ John Connolly By: John Connolly IV Its: Authorized Person

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 02:30 PM 05/15/2000 001246984 — 3229435

EXHIBIT B: THIRD RESTATED BYLAWS OF THE COMPANY AS OF JUNE 25, 2003

See Exhibit 3.10 to the Company’s Current Report on Form 8-K filed July 25, 2003, which is incorporated herein by reference.

EXHIBIT C: FORM OF TRANSFER APPLICATION

See Exhibit 99.1 to the Company’s Current Report on Form 8-K filed March 27, 2007, which is incorporated herein by reference.

EXHIBIT D-1: AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS FOR THE CLASS 1 UNITS

See Exhibit 3.15 to the Company’s Current Report on Form 8-K filed July 7, 2004, which is incorporated herein by reference.

EXHIBIT D-2: AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS FOR THE CLASS 2 UNITS

See Exhibit 3.16 to the Company’s Current Report on Form 8-K filed July 7, 2004, which is incorporated herein by reference.

EXHIBIT D-3: CERTIFICATE OF DESIGNATIONS FOR THE CLASS 3 UNITS

See Exhibit 4.2 to the Company’s Current Report on Form 8-K filed October 8, 2003, which is incorporated herein by reference.

EXHIBIT D-4: CERTIFICATE OF DESIGNATIONS FOR THE SERIES B PREFERRED UNITS

See Exhibit 3.13 to the Company’s Current Report on Form 8-K filed January 6, 2005, which is incorporated herein by reference.

INDEX

Affiliate, defined	32

Agreement	1

Agreement, Amended and Restated	1

Agreement, Amendments to	33

Agreement, Applicable Law	31

Agreement, Binding Provisions	30

Agreement, Counterparts	32

Agreement, Effectiveness of	3

Agreement, Entire Agreement	32

Agreement, Further Assurances	32

Agreement, Meaning of Headings	32

Agreement, Operating	1

Agreement, Original	1

Agreement, Severability of Provisions	31

Agreement, Waivers of	31

Allocations, Losses	24

Allocations, Procedures	23

Allocations, Profits	24

Allocations, Rights of Preferred Units	26

Allocations, Rights of Units	26

Allocations, Special and Regulatory	25

Arbitration	32

Assignee, defined	3

Attorney In Fact, Appointment of	30

Authority, Presumption of	31

Authorized Persons	4

Board of Managers, Authority of	14

Board of Managers, Authority to Interpret Documents	15

Board of Managers, CEO Position on	13

Board of Managers, Elected Managers	13

Board of Managers, Election of	13

Board of Managers, Filling Vacancies	13

Board of Managers, General Powers	14

Board of Managers, Group Term Effective Date	13

Board of Managers, Groupings	13

Board of Managers, Maximum Size	13

Board of Managers, Minimum Size	13

Board of Managers, Reimbursement of Expenses	15

Board of Managers, Size of	13

Board of Managers, Term of Office	13

Board of Managers, Transactions Involving Manager Interests	15

Board of Managers, Variable Board Size	13

Board of Managers, Whole Board	13

Board Size, Variable	9

Book Gain or Loss, defined	23

Book Value, defined	22

Bylaws	2

Capital Account	23

Capital Account, Maintenance of	23

Capital Account, Transfer of	23

Capital Contribution, defined	22

Capitalization	5

Cash, defined	33

CEO, Compensation of	15

Certificate (see Certificate of Formation)	2

Certificate of Designations, Creation of	8

Certificate of Formation	2

Class 1 Units, Certificate of Designations (also Amended and Restated)	8

Class 1 Units, Creation of	8

Class Voting, Established in Certificate of Designations	10

Class Voting, Mergers and Liquidation	10

Class Voting, Preferred Units	10

Class Voting, Required by Law	10

Class Voting, Units	10

Code, Internal Revenue	6

Company	1

Company, Business Address	4

Company, Formation	2

Company, Name	4

Company, Powers of	4

Company, Purpose of	4

Company, Registered Agent	4

Company, Registered Office	4

Company, Rights and Restrictions of Officers	15

Consent, defined	33

Contribution Agreements	2

Contribution Agreements, Approval of	2

Court, US Bankruptcy for the Eastern District of California	2

Date, Effective	1

Depreciation, defined	22

Dissolution, Application of Assets	19

Dissolution, Cancellation of Certificate	20

Dissolution, Events of	19

Dissolution, Handling of Gains or Losses	19

Dissolution, Winding Up Affairs	20

Dissolutions, Effective Date	19

Distributions, at Time of Liquidation	17

Distributions, Board Authority to Allocate	17

Distributions, Mandatory	6

Distributions, Priorities	18

Distributions, Voluntary or Additional	7, 17

Distributions, Withholding	18

Effective Date	1

Entity, defined	33

Fiscal Year, defined	22

IRS or Internal Revenue Service	26

Liquidation Events	19

Manager, defined	13

Managers, Board of	13

Managers, Indemnification	28

Managers, Insurance Coverage	29

Managers, Limited Liability	28

Member, defined	3

Members, Approval of Amendments	9

Members, Approval of Matters Approved by Board	9

Members, Approval of Mergers and Liquidation	9

Members, Calling a Special Meeting	9

Members, Capital Contributions	28

Members, Class Voting	9

Members, Election of Managers	9

Members, Limited Liability	28

Members, Proposals	9

Members, Voting Rights	8

Membership Interests	5

Membership Interests, Issuance of	2

Notices, General	30

Percentage Interest, defined	23

Person, defined	33

Power of Attorney, Irrevocable	31

Preferred Units	5

Preferred Units, Authority to Issue	5

Profit and Loss, defined	23

Protective Provisions, Preferred Units	6

Protective Provisions, Units	6

Quorum, Establishing	11

Record Date	17

Regulatory Allocations	25

Second Amended and Restated Agreement	1

Subsidiary, defined	11

Tax Matters Partner, Additional Responsibilities	27

Tax Matters Partner, Authority to Allocate Income/Losses	25

Tax Matters Partner, General Authority	26

Tax Matters Partner, Indemnification	26

Tax Matters Partner, Term of Office	26

Transfer, defined	21

Transfers, Application for	21

Transfers, Current Restrictions defined	21

Transfers, Instructions for	21

Transfers, Restrictions	21

Treasury Regulations, defined	22

Unit Holder	5

Units	5

Units, Authority to Issue	5

Units, Class 1	8

Units, Classes	5

Units, Protective Provisions	6

Units, Repurchased or Redeemed	8

Units, Splits	8

Voting Rights	8

Voting Rights, Approval of Amendments	9

Voting Rights, Approval of Mergers and Liquidation	9

Voting Rights, Calling a Special Meeting	9

Voting Rights, Changing Variable Board Size	9

Voting Rights, Class Voting	9

Voting Rights, Election of Managers	9

Voting Rights, Member Proposals	9

Voting Rules, Annual Member and Special Meetings	11

Voting Rules, Cumulative Voting	12

Voting Rules, Establishing a Quorum	11

Voting Rules, General	10

Voting Rules, Removal of Managers	12

Voting Rules, Required Vote	11

Voting Rules, Votes by Assignees	12

Voting Rules, Votes by Subsidiaries	11